Exhibit 99.1



FOR IMMEDIATE RELEASE                                            March 29, 2005


                  Almost Family Announces Agreement to Acquire
                      Bradenton, Florida Home Health Agency

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) today announced that it has signed an agreement to acquire the assets and business operations of Bradenton, FL based home health agency, Florida Home Health, from Manatee Memorial Hospital.

William B. Yarmuth, Chairman and CEO, commented on the announcement: "We are very pleased to announce this latest in our string of acquisitions of Florida home health agencies. This acquisition substantially increases our presence on the west coast of Florida, and is just the latest step in the execution of our business plan. We are pleased to welcome the agency employees and patients into the Almost Family fold."

Almost Family noted that this is its third Florida home health agency acquisition in the past six months and that it will continue to seek attractive home health agency acquisition candidates in Florida and elsewhere. The total purchase price for the acquisition is $3.2 million, with $2.5 million payable in cash at closing and $700,000 on a two-year note payable. Subject to usual and customary conditions, the transaction is expected to close Friday, April 1, 2005. The transaction is expected to add about $3.5 million to annual revenues and is expected to be immediately accretive to earnings.

Almost Family, Inc. is a leading regional provider of home health nursing services, in-home personal care services and facility based adult day care services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana.

Contact: William Yarmuth or Steve Guenthner (502) 891-1000

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results of acquired home health agencies, the Company's ability to acquire visiting nurse agencies at prices it is willing to pay, the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the acquired agency to maintain its level of admissions and operating performance, our ability to integrate the acquired agency into our operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the potential effect of changes in competition for home health agency admissions. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2003, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.